Exhibit 99.1

Event ID:  1407254
Culture:  en-US
Event Name: Q3 2006 Cornell Companies,  Inc. Earnings Conference Call
Event Date: 2006-11-07T16:00:00 UTC

******************************************************

Notes:
Converted From Text Transcript
Event ID: 1407254
C: Christine Parker; Cornell Companies; Director
C: James Hyman; Cornell Companies; Chairman and CEO
C: John Nieser; Cornell Companies; CFO
P: Todd Van Fleet; First Analysis; Analyst
P: Patrick Swindle; Avondale Partners; Analyst
P: Chuck Ruff; Insight Investments; Analyst

+++ presentation
Operator: Good morning, ladies and gentlemen, and welcome to the Cornell Companies Third Quarter 2006 Results Conference Call. At this time, all participants are on a listen-only mode. Following today’s presentation instructions will be given for the question and answer session.

If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Tuesday, November 7, 2006.

I would now like to turn the conference over to Christine Parker, Director of Investor Relations. Please go ahead, Ms. Parker.

Christine Parker: Thank you. Good morning, and thank you for joining us to discuss Cornell Companies’ third quarter 2006 results. By now everyone should have a copy of the press release which was issued earlier today.

If anyone needs a copy, you can reach us at 713-623-0790, and we will resend you the information. Joining us today from management are James Hyman, Chairman and CEO, and John Nieser, CFO.

Before we get started, I’d like to inform you that certain statements made during this conference call that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are discussed in the press release issued today.

Risk factors associated with these statements can be found in the press release and in the Company’s latest SEC filing. Additionally, we’d like to advise you that the information and statements made during this call are made as of this date and listeners to any replays should understand that the passage of time by itself will diminish the quality of these statements. The contents of the call are the property of the Company and any replay or transmission thereof may be done only with the consent of Cornell Companies.

The contents of this call may reference the proposed merger transaction announced by Cornell on October 9, 2006. Important additional information regarding the merger will be filed with the Securities & Exchange Commission.

In connection with the proposed merger, Cornell Companies will file a proxy statement with the SEC. Investors and security holders are advised to read the proxy statement when it becomes available as it will contain important information about the merger and the parties thereto. Investors and security holders may obtain a free copy of the proxy statement (once available) and other documents filed by Cornell at the SEC’s website at www.sec.gov.

The proxy statement and other relevant documents (when available) may also be obtained free of charge from Cornell Companies by directing such requests to Cornell Companies, Attention Investor Relations, 1700 West Loop South, Suite 1500, Houston, Texas 77027, or by telephone at 713-623-0790.

Cornell Companies and its directors, executive officers, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Cornell’s participants in the solicitation, which may be different from those of Cornell stockholders generally, is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger once available.

With that aside, I’ll now turn the call over to James Hyman.

James Hyman: Thank you, Christine. Good morning, everyone. Thank you for joining us for Cornell Companies’ third quarter earnings call. Today we’ll discuss our performance for the quarter, as well as our expectations for the remainder of the year.

As announced in this morning’s press release, we report third quarter earnings of $0.18 per share on an as-reported basis, and $0.26 per share on a pro forma basis. In the third quarter, our operations continued to improve as our earnings illustrate.

Before John discusses the details of our earnings, I’d like to provide you with an update on our operations, and let me start by discussing our Secure Division.

First, over the last month many of you will have read press reports about our 766-bed Great Plains facility in Hinton, Oklahoma. Since the second quarter, we’ve been discussing adjustments to our contract with the Oklahoma Department of Corrections, but through the end of the third quarter, we were unable to reach agreement.

The dispute centered on the contracted per diem rate and our ability to earn an acceptable return on investment at this facility. To preserve our rights under the contract, in early October we issued the Oklahoma Department of Corrections a 180-day notice of our intent to terminate the contract.

Last week the Oklahoma DOC started to remove inmates from the facility, and as of this morning, our count was 767. We’ve operated this facility for eight years. We have a good operating relationship with the DOC, but as of today we do not have a contract with them or another customer for this facility beyond the termination period, nor can we forecast when we might. However, given the fundamental demand for beds across the country, we are confident that this facility will prove attractive to customers over the long term.

A second program that remains a focus for us is the Regional Correctional Center in Albuquerque. On our last call, we said that we expected increases in variable costs during the third quarter to significantly offset revenues associated with higher projected populations. In Q3, we continued to experience significant variability in our population, which dipped as low as 415 and climbed as high as 942, which is a record for the facility. As of yesterday, our population was 874. For the third quarter, the average population was 734 versus our guidance from the last call of 650. This additional population substantially improved the facility’s bottom line. However, the population volatility at RCC continues to affect the underlying economics of the facility by increasing our staffing and other direct care costs due to such factors as overtime, temporary workers, additional medical assistance, and additional management oversight. While this is not in our plan for the facility over the longer term, it is the reality we indeed face today. For the fourth quarter, we expect our population to average 750.

Thirdly, in the secure division, regarding our new secure facility at Moshannon Valley with the Federal Bureau of Prisons, we continued to ramp in the third quarter and ended at a population of 941. Yesterday the population was 993, and we expect to fill to our contracted capacity by year end.

Turning to our Abraxas Youth Services Division, we continued to improve operations across our programs.

Before I discuss some positive notes, let me discuss a recent negative event which, though not a Q3 event, is current. Last Friday afternoon the Arkansas Department of Youth Services notified us that they were canceling our management contract for the 143-bed Alexander Youth Services facility. Although one can question the timing of the cancellation, the quick facts are that we have a customer sufficiently dissatisfied with our performance as to cancel the contract. Despite significant improvement in the operations of the facility over the past 18 months, our improvements were neither fast enough nor consistent enough to meet our customer’s requirements. We will need to do better. However, in terms of future operations, we are comfortable with this exit from the Arkansas contract, as we see a continued trend of increasing transfer of operating risk from the customer to Cornell without any corresponding increase in economic return.

On a more positive note, we recently re-opened the Cornell Abraxas Academy at New Morgan Township. This residential program for adjudicated sex offenders provides services to those youth whom the state currently sends to programs outside of Pennsylvania. As you may recall, we previously discussed our plans to resume operations at this facility in the fourth quarter of this year. I am pleased to report that we’ve completed the licensing process and admitted our first client in October. We now begin the process of gradually ramping the facility to ensure operational stability and customer satisfaction.

As you may recall, the facility is built for 214 residents, so we clearly have some work ahead of us to reach breakeven and then start producing EBITDA. Our current license permits up to 16 clients, and we do not anticipate a population increase in the near future. Our approach is to operate under this license until the time when we, our licensors, and our customers believe that Cornell has demonstrated our ability to provide stable service in this environment.

Our second closed residential program, in San Antonio, Texas, has also progressed towards reopening. In the third quarter, we met all licensing and operating requirements to reopen. We also submitted a response to an RFP from the state for youth programming identical to what we offer at our other San Antonio youth facility. We’re ready to open, and given the demand for services, we’re highly confident that we will receive the contract. However, the state does have up to 120 days to respond to the RFP, which may prevent us from resuming operations until next quarter.

Now to discuss the third quarter financial performance in more detail, I’m going to turn the call over to John. After John’s comments, I’ll speak more about our fourth quarter outlook and corporate events.

John Nieser: Thanks, James, and good morning, everyone. Before we begin, it’s important to note that all revenue numbers, occupancy statistics, and similar items that I will be discussing in my review of our results exclude those facilities or programs that were closed during 2005. The results of their operations for the three and nine-month periods are reflected in discontinued operations.

As indicated in our news release, we are reporting third quarter 2006 GAAP earnings per share of $0.18. If you exclude pre-opening and start-up expenses, net of start-up revenues, and costs associated with New Morgan Academy, then we would show pro forma earnings per share of $0.26.

Revenues from continuing operations reached $92.4 million for the third quarter, which is a 16.6% net increase from revenues of $79.2 million for the same quarter of 2005. This improvement was primarily due to new facilities such as the Moshannon Valley Correctional Center, which began operations in April of 2006, and Mesa Verde Correctional Center, which commenced operations in January of 2006. We also saw higher contributions from both core and developing facilities including the Regional

Correctional Center. Overall, the occupancy levels at our residential facilities were 97.7% for the third quarter.

Now I’ll point out some of the more significant revenue changes by division.

Revenues in our Secure Institutional Services Division increased by approximately $15.0 million to $47.2 million for the third quarter. This is principally due to an increase in revenues of approximately $8.8 million from operations at the Moshannon Valley Correctional Center, $2.6 million from the Regional Correctional Center, and $1.8 million from our Mesa Verde Correctional Center management contract. The balance of the revenue improvement was spread across our remaining facilities.

The average contract occupancy for the Secure Institutional Services Division was 98.7% for the latest quarter as compared with 95.8% for the same quarter of 2005. The improvement in 2006 occupancy is primarily due to the continued ramp up of the Moshannon Valley Correctional Center, as well as the Regional Correctional Center.

In the Juvenile Services Division, revenues decreased approximately $1.7 million from the third quarter of 2005 to $28.4 million for this quarter. The primary cause of this change was a decrease in revenues of approximately $0.8 million due to the temporary closure in October 2005 of the Campbell Griffin Treatment Center, as well as decreases totaling approximately $1.7 million from previously terminated contracts at the Danville Center for Adolescent Females and the South Mountain Treatment Unit.

The average contract occupancy for the Juvenile Services Division was 93.5% for the most recent quarter, compared with 86.8% for the same quarter of 2005.

For the Adult Community-Based Corrections and Treatment Services Division, revenues decreased by approximately $0.3 million to $16.7 million for the latest quarter. This resulted from reduced revenues at some of our Alaska programs due to lower populations during the quarter. The average contract occupancy for the Adult Community-Based Services Division was 96.6% for the third quarter of 2006, as compared with 100.9% for the same quarter of 2005.

As for pre-opening and start-up costs, we did not have any to report during the third quarter of 2006.

Let’s move on to the 2006 third quarter operating income margin. Net of pre-opening and start-up expenses and revenues and options expense as required under [S]FAS 123(R), the margin was 11.9% as compared with 11.6% for the same quarter in 2005. As a reminder, our operating income margin was 10% for the first quarter of 2006 and 15.7% for the second quarter.

EBITDA, as adjusted for net pre-opening start-up costs, was approximately $14.9 million for the third quarter of 2006, compared with $12.9 million for the 2005 third quarter.

General and administrative expenses were approximately $6.1 million for the third quarter of 2006, compared to $4.8 million for the same quarter of 2005. The increase resulted primarily from $1.2 million in costs from the Company’s review of strategic alternatives and subsequent entry into the Merger Agreement with Veritas Capital. The 2006 third quarter also includes a charge of $0.4 million related to the continuing impact of the Company’s prior adoption of [S]FAS 123(R).

Interest expense, net of interest income, was approximately $6.5 million in the third quarter of 2006, versus $5.4 million in the same period last year. We capitalized no interest in the third quarter of 2006, in contrast to approximately $1.1 million in 2005, which was principally related to our Moshannon Valley facility.

The effective tax rate on continuing operations for the third quarter of 2006 was approximately 36.3% versus 44.4% in 2005. The change in this rate in 2006 primarily resulted from the increase in operating income relative to prior periods, which reduces the net impact of certain non-deductible expenses. The 2006 guidance that James will be discussing reflects an annual effective tax rate of approximately 41% on continuing operations.

Now let’s take a look at our performance for the nine months. Revenues for the nine months ended September 30, 2006 increased 15.3% to $266.7 million from $231.3 million in the nine months ended September 30, 2005. Income from operations was $31.5 million for this year’s nine-month period compared with $20.7 million in the prior year period. Net income was $7.2 million, or $0.51 per diluted share, compared with a net loss of $1.3 million or $0.10 per diluted share in the prior year period. The 2006 period includes Regional Correctional Center net contract true-up adjustment of $2.4 million, as well as the $1.6 million charge related to our adoption of [S]FAS 123(R). This year’s results also include the $1.3 million in costs associated with the strategic review and Merger Agreement with Veritas Capital. The 2005 period includes restructuring charges of $2.4 million.

EBITDA for the latest nine months, as adjusted for net pre-opening and start-up costs, was approximately $46.4 million versus $35.7 million for the nine months ended September 30, 2005. EBITDA reported for 2006 reflects first, the Regional Correctional Center contract true-up adjustment; second, the $1.6 million charge related to [S]FAS 123(R); and third, the $1.3 million in costs associated with the strategic review and Merger Agreement as previously noted. EBITDA reported for 2005 includes a restructuring charge taken in the amount of approximately $2.4 million.

On a pro forma basis, revenues for the nine months ended September 30, 2006 were $256.7 million compared with $226.6 million in the prior year’s period. Pro forma income from operations was $35.8 million versus $25.5 million for the last year’s nine months. Pro forma net income was $10.9 million, or $0.78 per diluted share, compared with $2.4 million, or $0.18 per diluted share, for the nine months ended September 30, 2005. The previously noted factors that impacted the third quarter results also impacted the nine month results.

Moving on to our cash flow statement, cash provided by operating activities was approximately $0.8 million for the quarter ended September 30, 2006. Cash provided by investing activities was approximately $10.6 million in the third quarter of 2006, principally due to the net withdrawals from the restricted debt payment account of $10.2 million, as well as $2.9 million in proceeds received from the sale of certain property and equipment. This was partially offset by net purchases of investment securities in the amount of $1.0 million and the investment of approximately $1.5 million in capital expenditures. Cash used in financing activities was approximately $9.1 million principally due to payments on the MTS line, which total $9.7 million.

Maintenance cap ex totaled approximately $0.5 million in the third quarter of 2006.

With that said, I would like to turn the call back over to James.

James Hyman: Thanks, John. Now let me discuss our outlook for the remainder of the year. We’re projecting full year guidance of $0.70 to $0.73 per share on an as-reported basis, and $1.01 to $1.04 per share on a pro forma basis, which excludes pre-opening and start-up costs for new facilities and the losses associated with New Morgan. This guidance includes the projection of fourth quarter earnings of $0.19 to $0.22 per share on an as-reported basis and $0.23 to $0.26 per share on a pro forma basis, which excludes pre-opening and start-up costs for new facilities and losses associated with New Morgan. Our fourth quarter guidance includes approximately $0.6 million in anticipated costs associated with the Veritas merger.

Now, although this is an earnings call, let me provide you a brief update on the Merger Agreement with Veritas Capital that we announced in October. To summarize, Veritas will purchase shares of Cornell common stock at a price of $18.25 per share. This represents a total enterprise value of $518.6 million, including $273.6 million in debt, comprised of $107.9 million in senior notes and $165.7 million in non-recourse MCF debt. Since the announcement, we have filed our Hart-Scott-Rodino report with the Federal Trade Commission and the Department of Justice. We have not yet filed our preliminary proxy with the SEC, but I anticipate doing so within the next couple of weeks. Meanwhile, we progress towards fulfilling the closing conditions and anticipate no change in our closing timeline of sometime in the first quarter of next year.

I’d now like to open the call for any questions. As in the past, we request that you ask your questions one at a time, drop back into the queue if you have additional questions. John and I will stay for as long as you have questions.

I’d also like to briefly preface any questions related to the Veritas merger by saying that I don’t view this earnings call as a forum for analyzing, promoting, or debating the transaction. So with that, Operator, let’s go to the first question.

+++ q-and-a
Operator: [OPERATOR INSTRUCTIONS.]

Our first question comes from Todd Van Fleet with First Analysis. Please go ahead.

Todd Van Fleet: Good morning, guys. James, when you think about everything that’s happening in the State of California, all the issues that they’re addressing or need to address with respect to overcrowding, do you see community corrections as playing a particularly meaningful role in helping them address that situation, and if so, is that kind of a near term phenomenon you think, maybe over the next, you know, year, year and a half, or are we talking more maybe longer term, you know, three-four years down the road?

James Hyman: There’s nothing out there today in the terms of an RFP or a structure around that. With that said, I strongly believe that community corrections over the long term should be part of the solution. It’s a cost-effective solution. It deals with re-integration back into the communities for offenders, and I think the data shows that successful re-integration reduces the recidivism which obviously is part of the long-term overcrowding problem that California faces.

That said, one of the critical challenges in community corrections is getting adequate zoning to house offenders, and that becomes a very local political process within the communities to find sites. So we feel [that] at a macro level community corrections will have to be part of the long-term solution. It’s effective. It’s a product that’s out there both for states, like California, as well as for the federal [system], but the local political will to enable that to grow dramatically is not necessarily evident.

Todd Van Fleet: If I could ask a follow-up related to that, James, do the state governments, I guess in particular California because, I guess, they have their own way of viewing the world, but do they — when they think about funding those types of programs, do they view it as more kind of a carve out so they take a look at their entire corrections budget, and if they’re not doing as much perhaps currently in the way of community corrections that you’re vying against, you know, in order to establish a community corrections program, do you need to kind of lobby against money or entities that might be, you know, promoting more kind of adult secured types of facilities or, you know, facilities that are intended, I guess, to accommodate the prisoner population? I’m just trying to guess or think about how readily new programs like, you know, community corrections type programs would get funded, how easy it is to get those funded.

James Hyman: Let me make a general comment. The general comment is that the — it is different by state, and there are different flavors of community corrections ranging from those that are solely within the Department of Corrections’ bailiwick to those that also go into some state departments of alcohol, substance abuse or other types of drug treatment programs.

Specifically, if I think about California or I think about the federal programs, you have their community corrections as departments within the overall Federal Bureau of Prisons or within the California Department of Corrections and Rehabilitation. So those are all within their budget. So for them, it’s as much around what does the leadership of the corrections establishment decide how they want to allocate funding, and it’s a multi-year issue for them. We haven’t seen anything today, if you talk very specifically about California, that as a result of the overcrowding or as a result of a state of emergency, we haven’t seen anything change in the community corrections environment in California.

Todd Van Fleet: Thanks.

Operator: Our next questions from Patrick Swindle with Avondale Partners. Please go ahead.

Patrick Swindle: It would seem to me given the decision to give the eviction notice to Oklahoma and Great Plains that the demand environment that you see is pretty strong right now. I think when you look across both state and federal customer opportunities there’s a substantial amount of demand in the pipeline. Are there other EBITDA-enhancing opportunities that you would potentially have within your facility base where you could perform a similar type of change in customer?

James Hyman: Yes, Patrick, let me start by saying I did not evict Oklahoma. Eviction was a phrase that was used – it’s a politically charged comment that wound up getting into the press, but it was not from us. What we did is, we believe that the contract actually expired June 30. We’ve had that dispute that has continued. We have been unable to reach agreement, and therefore under the terms of the contract. to break the logjam, we were forced to give them the termination, which is the 180.

That said, we do believe we’re an environment that [our] Oklahoma [facility] represents a very attractive product. We think it’s attractive for the Oklahomans, and if the Oklahomans decide not to avail themselves of it, we think it’ll be attractive for other customers.

When I think — the other piece of your question was looking across the portfolio, are there other places where we would have that situation?  I think it is more an issue of the particulars of the relationship. We have no other programs today that are in that structural contract dispute that would suddenly surface capacity, and I don’t have huge critical mass blocks of spare beds that I could, for example, sell to California.

Patrick Swindle: But in general, the supply/demand environment should support better pricing and therefore better margins in most contract as they come up for renewal?

James Hyman: I think we would agree that the market over the past — without just talking about a specific action like the California State of Emergency, I think there is a recognition that in the past, certainly nearly two years that I’ve been here, the market has moved from one of excess supply and lots of spare beds in various places to those beds being utilized and lots of Departments of Corrections scrambling to know how they’re going to manage, you know, their bed growth over the next few years. We’re not seeing anything changing in the sentencing guidelines. We’re not seeing anything changing in how the Departments of Corrections define their needs, and so this is a long-term macro issue.

Patrick Swindle: Thank you.

Operator: Our next question comes from Chuck Ruff with Insight Investments. Please go ahead.

Chuck Ruff: Good morning, guys. On the Great Plains situation still, can you give us a feel for what that contract was at? My understanding is that it was around $40 a bed.

James Hyman: We’re not going to get into the pricing. What I will tell you is that — because you’ll probably go here anyway, Chuck — in my third quarter guidance, the hit for Oklahoma is about $0.03 a share.

Chuck Ruff: In the fourth quarter?

James Hyman: Fourth quarter. Sorry. Fourth quarter. It’s the fourth quarter.

Chuck Ruff:  Okay.

James Hyman:  We’re expecting that we will have beds drawn down, and if they draw down at the rate that Oklahoma says, that obviously has impact for us.

Chuck Ruff: Okay. All right. I’ll get back in line. Thanks.

James Hyman: Sure.

Operator: [OPERATOR INSTRUCTIONS.]

Our next question’s a follow-up from Todd Van Fleet. Please go ahead.

Todd Van Fleet: James, you know, we’re seeing quite a bit of expansion or at least growth initiate on the part of the competitors in the space be it through facility expansion, acquisitions of facilities, you know, that sort of thing. Do you guys have any game plan along those lines you can share at this stage in terms of, you know, expected facility expansions and the like?

James Hyman: There’s nothing that I can really talk about because I have nothing to announce. That said, we are clearly looking for opportunities to expand. This is something we’ve talked about in the past. The reason I don’t announce it is because, you know, it’s not baked, and there’s all sorts of opportunities for things to slip. So our view is yes, we’re talking to many of our customers. We are looking at the growth out there. We do see footprints at our facilities that can be expanded. Clearly the expansion is the best return on capital employed, but I don’t have anything in hand that we’re ready to go with.

Todd Van Fleet: Thanks.

Operator: Our next question is a follow-up from Chuck Ruff. Please go ahead.

Chuck Ruff: The New Morgan facility, with the understanding that you’re starting off with a very small license, is there a timeframe when you expect to break even? How long do you think it’ll take to get there?

James Hyman: Well, we don’t talk about breakevens, but let me give you a sense of the timing here. There’s the 214-bed facility, and we’re starting off with a license of 16. We expect that we’ll be at 16, and obviously it depends on the adjudication process, but there’s no reason why that won’t happen sort of by the end of the quarter or the beginning of next quarter. It’s a timing of when the kids come in.

We would need substantially more than that to break even. One of the things, because of the history there, that I have been very careful about doing in our discussions with customers is to position to them — in fact, I was at the Pennsylvania Juvenile Justice meeting on Thursday — to position to them that it should as much be about their decision as customers when they feel that we’re capable of going forward.

Now, this is a case where I feel pretty comfortable having the decision in the customer’s hands, because it’s the customer and the states that will feel comfortable ramping us. And the reason for that is we know there is tremendous demand right now. These are kids that are often being sent out of state. There are hundreds of kids being sent out of state that could potentially be the right fit for the New Morgan facility.

The New Morgan facility, which is basically a little more than an hour north of Philadelphia, is perfectly positioned to handle these types of kids. So it’s not going to be a question of whether the demand is there. It’s a question of when everyone feels comfortable with operations. We cannot have a rapid ramp. We have to make sure that it’s operationally sound. But because we know that this is a better solution than what the customer has today, we feel comfortable that they will be motivated, actually, to probably push us faster than we might want to go and we’ll have to manage that process. But I wouldn’t expect to be into a breakeven until well, well into ‘07, if not into early ‘08.

Chuck Ruff: Is it fair to say that you made a conscious decision that doing this is a better course than selling the property?

James Hyman: Correct.

Chuck Ruff: Okay. And can you tell us the $4.8 million pre-tax loss that you expect here in ‘06 on New Morgan, how much of that is EBITDA loss?

James Hyman: Most of it is just the carry on the facility.

John Nieser: And D&A.

James Hyman: And depreciation and amortization.  So what you’ve got is — I mean, the — what I have there right now is I have a full team, but it’s a team designed to handle 16 kids, the full educational program designed for 16 kids, and the full sort of medical staffing around that. So the incremental losses for starting it up are not dramatic. That’s de minimis compared to just the carry cost of that facility.

Chuck Ruff: It’s only got a $19 million book value. How much is the depreciation on it?

James Hyman: Well, I don’t know the numbers.

John Nieser: Well, the easiest way, Chuck, if you just roll it back to say Q1 or Q2 of this year before we began to ramp up for activation, there are your steady state costs. But to James’ point, the incremental costs that we’ve been incurring over Q3 into Q4 from an operations perspective will give you a little bit of a variance. But the steady state costs, if you want to go back to Q1 of this year, there’s your baseline cost.

Chuck Ruff: Okay. I’ll get back in line.

Operator: Our next question comes from Patrick Swindle. Please go ahead.

Patrick Swindle: James, you mentioned the population variability continued at RCC. I guess the perception had been by some that, as we moved into the next fiscal year for the federal government, that additional funds would be released and we would see essentially greater enforcement, and then as a result of that higher populations.  Have you seen the variability in those populations reduced at all as we’ve come into October?

James Hyman: We’ve been running actually pretty well. The reason why my average is lower for the fourth quarter is that we are anticipating there will be a population decline as we approach the holidays. Basically from Thanksgiving heading into Christmas, New Year’s, this type of population we would expect to — the ICE population  — to decline substantially.

Patrick Swindle. But that’s just a typical seasonal reduction of population. That’s not anything necessarily structural?

James Hyman: Correct. It’s just a seasonal issue and particularly in the spring it pops back up again, so that’s why we have that forecast.

Patrick Swindle: Okay.

James Hyman: There is — in fact, there was some commentary coming out of ICE that the actual number of people they’re picking up along the southern tier has been reduced beyond what they expected because of some enforcement along border patrol, but right now we’re seeing pretty strong populations, so it’s really just a seasonal effect.

Patrick Swindle: Okay. Thank you very much.

Operator: Our next question is a follow up from Todd Van Fleet. Please go ahead.

Todd Van Fleet: I just wanted to ask you about your relationship with CentraCore given their pending acquisition. You had the one bid in Colorado for the women’s facility. I wanted to find out if you had any updates on what you were going to do on that particular bid regarding, you know, finding a site on your own or funding a facility on your own.

Secondly, the facility in California — Mesa Verde — do you have any further thinking on your capacity to maybe want to own that facility outright, you know, that sort of thing?

James Hyman: Now, let’s start with Mesa Verde. I have no intent of owning that facility. I have a long-term lease. It’s structured well and, if Geo decides that they want to hold it or Geo decides they want to spin it, that’ll be for their decision, but I’m not buying it just because — it’s not that it’s not something I don’t want, I just don’t want to deploy capital that way. So that’s Mesa Verde.

Relative to the Colorado situation, we have a couple of sites that we are still deciding between and we’re probably going to go forward on. The CentraCore folks have indicated that they will not go forward as CentraCore in the funding of that facility, so we’re looking at a variety of options. We’ll decide based on what is the best cost of funds, and although I probably don’t intend to use my debt lines for that, if we had to, we have the debt capacity in our lines that we could draw on and do that facility as well.

Todd Van Fleet: Thanks.

Operator: Our next question’s a follow-up from Chuck Ruff. Please go ahead.

Chuck Ruff: I apologize if I missed it. What’s the status of the Campbell Griffin restart?

James Hyman: Campbell Griffin has got all the licensing. We responded to the RFP. We’re ready to go on the facility. It is — the state has the demand, so we expect to go forward. The only question is right now is how long. The state has up to 120 days to decide, and our ability to push them to the faster end of 120 days is limited. It is one that it just has to work its way through. So it, you know, I could get the word tomorrow. I could get the word sometime in January.

Chuck Ruff: Okay. Thanks. I’ll get back in line.

Operator: Mr. Ruff, there are no additional questions. Please continue with your question.

Chuck Ruff: Okay. I think back in May on the conference call you talked about juvenile EBITDA possibly doubling within two years as you fill existing programs, the demand there is good. Do you still believe that’s possible? Is that —

James Hyman: Well, I mean, is it possible? Sure. It’s possible. I mean, here’s what’s really going on, is in juvenile world, you’ve got two programs, what was Campbell Griffin and was New Morgan, and both of them are empty. And, if you fill them up, you’ve got huge lift, and it’s the timing of the operational execution of that: can we get it done and are we going to run it the way we think we will need to? What’s the time table to make that happen, so if you can do those types of programs, and you get the mix of sort of incremental growth at other places, it’s possible. I don’t have a plan today that would say I’m announcing that that’s what we’re going to do. But you just fill up those facilities, you get huge lift.

Chuck Ruff: Right. Right. And I think on that same call you talked about — you didn’t put numbers on it, but you did mention that the operating profit margin could increase by a significant amount for the entire company. Is that still — do you still feel that’s likely possible?

James Hyman: Again, at a theoretical level, if you — we had these boat anchors of empty facilities — if you make them produce, everything else being equal, sure, the op margin is going to go up. Then at the same time the — if you are expanding existing facilities, I think it was a question that Todd asked, I don’t have things to announce, but if you can execute on that as well, you’d expect flow through margin on those to be higher than on a, you know, new startup facility or a mature margin program, even what sort of Moshannon Valley will top out at. So all of that is possible.

Chuck Ruff: Okay. When you previously talked about the $30 million of low risk, high return expansion opportunities at existing facilities, I understand you don’t have anything to announce today, can you talk a little bit more about the status of those? Are those — do you still feel that those opportunities are out there or have the opportunities increased along those lines or no?

James Hyman: The only comment I have because I don’t have anything to announce is we are clearly in a world where people — where customers are anxious about how they are going to satisfy over the next few years their demand requirements. So expanding into that environment should be something that is going to be successful. But I don’t have anything to announce today.

Chuck Ruff. Yes, understood. Understood. When do you —

James Hyman: I think there is actually now someone else in the queue.

Chuck Ruff: Oh. I’ll get back in line then. That’s fine.

Operator: Our next question comes from Patrick Swindle. Please go ahead.

Patrick Swindle: James, you mentioned when talking about the CentraCore situation with Mesa Verde that you had a structured lease that was in place that you felt very comfortable with and that you had no desire to buy the facility. Maybe looking beyond that into future development, are you seeing any appetite from other outside infrastructure providers or other capital sources that would support prison construction that would take some of that risk away from you? Maybe as financing opportunities beyond your existing balance sheet to either build or expand.

James Hyman: It’s sort of like the Colorado question. So, in Colorado we have had discussions with a number of potential financing sources. We haven’t decided on that yet, but the CentraCore sort of now moving or being out of the business, we don’t believe creates a problem for the industry in terms of funding new construction.

Patrick Swindle: And that would be funding construction in a way that would allow you to effectively retain control of the facility despite not owning it outright?

James Hyman: Yes. I would say correct.

Patrick Swindle: Okay. Thank you.

Operator: We have a follow-up question from Chuck Ruff. Please go ahead.

Chuck Ruff: When do you expect to hear the results of CAR-6?

James Hyman: We don’t have a formal date. We are hearing that the timetable for the Federal Bureau of Prisons is pushed to sort of January timeframe. So — but, you know, it’s the Feds, so who knows? But January is what we’re hearing.

Chuck Ruff: Okay. Should I get back in line?

James Hyman: Yes.

Chuck Ruff: Okay.

Operator: Our next question comes from Todd Van Fleet. Please go ahead.

Todd Van Fleet: James, when you say that you don’t think there are any funding problems out there with third parties, do you see the funding sources being primarily private or public?

James Hyman: Well, let’s see. I think there will be private sources of funds, but I think public sources of funds are also going to be available. I just — I think these are attractive assets for people. They’re long-lived assets, and I think people have a better understanding of the risk profile in secure world so that I think this will be — it’ll be available. I’m not too concerned right now about that distinction because, at the end of the day, it’s going to come down to what’s the lowest cost of funds.

Todd Van Fleet: But if it is a public source, presumably you could get a lot better rate than what you’re getting currently at Mesa Verde though if you don’t own the asset.

James Hyman: Yes, that’s possible.

Todd Van Fleet: Thanks.

Operator: Our next question is a follow-up from Chuck Ruff. Please go ahead.

Chuck Ruff: I understand you don’t want to talk about the merits or whatever on the deal; that’s fine. When you issue the proxy, I believe it’s going to have estimates for 2007 and beyond. Can you talk at all about what assumptions you’re going to make regarding these opportunities? In other words, will you assume some of these things happened or will you assume it’s kind of a steady state?

James Hyman: Chuck, I’m not going to get into a preview on the proxy. When it comes out you guys can take a look at it. I will say that in general the proxy statements that I have seen don’t tend to talk about the projections.

Chuck Ruff: They don’t tend to talk about projections?

James Hyman: Correct.

Chuck Ruff: I’ll disagree with you there, but that’s fine.

James Hyman: Okay. Chuck, I think you’re it. Do you have another question?

Operator: At this time, I’m showing no further questions in the queue. My apologies, Chuck Ruff, please go ahead.

Chuck Ruff: Okay. On the last call someone asked if, you know, you guys are staying on board and what your particular deal was. Can you talk at all about that?

James Hyman: Sure. The intent is that management will stay with the Company. There is no deal today on that. It’s not something that has — that is a contingency in the deal, but, you know, it just takes some time and from a critical path perspective it just hasn’t been done yet.

Chuck Ruff: Okay. When you say it’s a contingency of the deal —

James Hyman: Is not a contingency of the deal.

Chuck Ruff: Is not. Okay. All right. That’s it. Thanks.

Operator: At this time there are no additional questions. Please continue with any closing remarks you may have.

James Hyman: Great. Thank you all for joining us in the morning to discuss third quarter. As I mentioned, we’ll keep you apprised of the significant developments related to the merger with Veritas. Meanwhile, thanks for your time.

Operator: Ladies and gentlemen, this does conclude the Cornell Companies third quarter 2006 results conference call. You may now disconnect, and thank you for using ACT